U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICTION OF LATE FILING

                                  (Check One):

 |X| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |_| Form 10-Q and Form 10-QSB

         For Period Ended:  December 31, 1999
         |_| Transition Report on Form 10-K
         |_| Transition  Report on Form 20-F
         |_| Transition  Report on Form 11-K
         |_| Transition  Report on Form 10-Q
         |_| Transition Report on Form N-SAR

         For the Transition Period Ended:

  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

Part I-Registrant Information

         Full Name of Registrant: Aarow Environmental Group, Inc. Former Name if Applicable: Rain Forest-Moose, Ltd.

         Address of Principal Executive Office (Street and Number)
                                                1505 W. Walnut
         City, State and Zip Code               Rogers, Arkansas 72756









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Part II-Rules 12b-25(b) and (c)

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If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


         (a) The reasons described in reasonable detain in Part III of this form could not be eliminated without unreasonable effort or expense:

 |X|     (b)      The subject  annual  report,  semi-annual  report,  transition report on Form 10-K, Form

         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III-Narrative

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State below in  reasonable  detain the  reasons  why Form 10-K and Form  10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Due to a death in the family of the auditor final review and release of the audit report will be delayed beyond the original due date.

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Part IV-Other Information

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         (1) Name and  telephone  number of person to  contact in regard to this notification

                D.Fred Shefte            (501)                    621-0044
                  (Name)              (Area Code)             (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              |X| Yes    |_|

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              |_| Yes    |X| No

         If  so:  attach  an  explanation  of  the  anticipated   change,   both
narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Aarow Environmental Group, Inc.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date  March 29, 2000                          By /s/ D. Fred Shefte
                                                 -----------------------------
                                                     D. Fred Shefte, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an exeuctive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

         Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)

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